Exhibit 10.5

Makhteshim-Agan Industries Ltd.

Long Term Cash Incentive Plan

1. Name. This plan, as adopted by the Board of Directors of Makhteshim-Agan Industries Ltd., (the “Company”) on December 24, 2013 and as amended from time to time, shall be known as the “Makhteshim-Agan Industries Ltd. Long Term Cash Incentive Plan” (the “Plan”).

2. Purpose of the Plan. The purposes of this Plan in general are to enable the Company to link the compensation and benefits of individuals and entities in senior management positions in the Company and/or its Affiliates with the success of the Company and with long-term shareholder value and specifically to form a supplementary plan to the Global Option Plan due to the limitations on the maximum value of the Share-Based Reward imposed by the Chinese Authorities.

3. Headings and Definitions

3.1. The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.

3.2. In this Plan, the following terms shall have the meanings set forth beside them:

“Administrator”	The Board or subject to Applicable Law, the Company’s incorporation documents and the delegation of authority by the Board, the Compensation Committee;

“Affiliate”	Corporate entities who are controlled by the Company, as the term “control” is defined in the Securities Law 1968;

“Applicable Law”	The legal requirements applicable to the implementation of cash incentive plans, including any applicable laws, rules and regulations of any country or jurisdiction where Cash Incentives are granted under the Plan;

“Board”	The Company’s Board of Directors;

“Cash Incentive”	An entitlement to receive a cash payment equal to an amount which will be specified, with respect to each Participant, in the Cash Incentive Agreement payable in three equal installments, in accordance to the terms of Sections 6.2 – 6.4 of this Long Term Cash Incentive Plan;

“Cash Incentive Agreement”	A written agreement between the Company and a Participant or a notice provided by the Company setting forth the terms and conditions under which Cash Incentives are granted to a Participant;

“Cause”	Irrespective of any definition included in any other document held by a Participant and unless otherwise determined by the Administrator in the Participant’s Cash Incentive Agreement, the term Cause shall include any of the following-

(a) Any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate, including without limitation disclosure of confidential information of the Company or an Affiliate;

(b) Any act of fraud by a Participant or embezzlement of funds of the Company or an Affiliate or any related party;

(c) Any continued dissatisfaction with the Participant’s performance;

(d) Circumstances justifying the revocation of a Participant’s entitlement to severance pay under Applicable Law; or

For the avoidance of doubt it is clarified that the determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Board (or in relation to Participants that are not officers of the Company or senior members of management, any committee appointed by the Board for such purpose) and shall be final and binding on the Participant;

“Company”	Makhteshim-Agan Industries Ltd., a company incorporated under the laws of the state of Israel, or any Successor Company merged into the Company upon which the Company did not survive, or any company which assumes the Plan within any M&A Transaction or Structural Change;

“Companies Law”	The Companies Law 1999 , as amended from time to time;

“Compensation Committee”	The Board’s compensation committee as nominated by the Board pursuant to definition and provisions included in the Companies Law;

“Consultant”	Any person or entity, except an Employee, engaged by the Company or an Affiliate, in order to render services to such company, including any individual engaged by an entity providing services to the Company or an Affiliate as aforementioned;

“Employee”	Any person, who has signed an employment agreement and has commenced employment with the Company or any Affiliate, or anyone who is on the payroll of such company and specifically excluding anyone who may under Applicable Law be deemed an employee of the Company or an Affiliate if an employment agreement was not signed and he is not on the payroll of such company;

“Expiration Date”	With respect to a Cash Incentive, the earlier of (i) the time such Cash Incentive is fully paid, or (ii) the seventh anniversary of the Vesting Commencement Date, or (iii) the time on which such Cash Incentive expires in accordance with Section 8 below;

“Grant Date”	The date of the Board resolution or Compensation Committee resolution (if such power was delegated to it by the Board) approving the grant of the Cash Incentives, unless otherwise determined within such resolution;

“IPO”	The registration and initial public listing of all or any of the Company’s Shares for trade on a Stock Exchange;

“Parent”	A company which wholly owns and controls the Company;

“Participant”	Shall mean anyone to which a Cash Incentive was granted in accordance with section 5 of the Plan;

“Performance Conditions”	Net Sales and Group EBITDA targets per calendar year according to the 5 year plan of the Company as presented to the Board on December 2012, on a non-GAAP basis to exclude special one-time items, as in affect upon the date of determination, with each target contributing 50% of the total percentage of Performance Conditions which were met;

“Plan”	Shall mean this Makhteshim-Agan Industries Ltd. Long Term Cash Incentive Plan, including any appendices or amendments thereto;

“Retirement”	Termination of employment or engagement of a Participant due to reaching the legal retirement age, and if such age has not been determined under Applicable Law, age 64 for a woman and age 67 for a man;

“Share”	An ordinary share of the Company, nominal value 1.00 NIS;

“Stock Exchange”	Any stock exchange, on which the Shares of the Company are listed and registered for trade;

“Structural Change”	Any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation and in which there is no material change to the interests held by the shareholders of the Company prior to such transaction and thereafter;

“Successor Company”	Shall mean any entity with or into which the Company merged, or which purchased substantially all the Company’s assets or shares, including any parent of such entity;

“Tax”	Any applicable tax and other compulsory payments such as social security and health tax contributions required to be paid under any Applicable Law in relation to the Cash Incentives or the rights deriving there-from;

“Termination”	For an Employee, the termination of employment, and for a Consultant, the expiration, or termination of such person’s consulting or advisory relationship with the Company or an Affiliate, or the occurrence of any termination event as set forth in such person’s Cash Incentive Agreement;

For the purpose of this plan the following shall not be considered as Termination (i) for an Employee – paid vacation, sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty, or any other leave of absence authorized in writing by the Administrator; and (ii) for a Consultant- any temporary interruption in such person’s availability to provide services to the Company and/or an Affiliate, which has been authorized in writing by the Administrator, as the case may be, prior to its commencement;

Termination shall not include any transfer of a Participant between the Company and any Affiliate or between Affiliates, nor shall it include any change in a Participant’s engagement status between an “Employee” and “Consultant” and vice versa;

“Termination Date”	With regard to any Employee, the first date following the Grant Date on which there are no longer employment relations between such Employee and the Company or an Affiliate, for any reason whatsoever; however for the purpose of Termination for Cause, the Termination Date is the date on which a notice regarding such termination was sent by the Company or an Affiliate to the Employee;

With regard to any Consultant, the earlier of (i) the date of termination of the agreement between the Consultant and the Company or an Affiliate; or (ii) the date on which a notice regarding such termination of agreement was sent by the Company or an Affiliate, or by the Consultant, to the other party;

It is clarified that for the purpose of determining the Termination Date, the Company shall take into consideration any notice period or any other period which according to any engagement agreement is part of the Participant’s engagement period;

Vesting Commencement Date”	1 January 2014

“Vesting Date”	The date upon which, subject to the occurrence of an IPO, the Cash Incentive becomes payable, as determined in accordance with this Plan and set forth in the Cash Incentive Agreement;

4. Administration of the Plan

4.1. The Administrator shall have the power to administer the Plan. The Compensation Committee shall make recommendations to the Board in accordance with the requirements under the Companies Law. The Board shall approve the Plan, determine the guidelines for the Cash Incentive granted under the Plan.

4.2. Subject to the provisions of the Plan, Applicable Law and the Company’s incorporation documents, the Administrator shall have the authority, at its discretion: (i) to grant Cash Incentives to Participants; (ii) to determine the terms and provisions of each Cash Incentive granted (which need not be identical), including, but not limited to, the amount of Cash Incentives to be granted to each Participant, provisions concerning the nature and duration of restrictions as to the transferability of Cash Incentives and the expiration terms of the Cash Incentive; (iii) to amend, modify, extend or supplement (with the consent of the applicable Participant, if such amendments materially derogate from the terms of his Cash Incentives) the terms of each outstanding Cash Incentive; (iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Cash Incentive Agreements and rules governing the grant of Cash Incentives in jurisdictions in which the Company or any Affiliate operate;; (v) to authorize substitution under the Plan of any or all Cash Incentives and to cancel or suspend Cash Incentives, as necessary, provided that, unless consent is received from the Participants, the interests of the Participants are not harmed; (vi) to accelerate the right of a Participant to receive payment in whole or in part, with respect to any previously granted Cash Incentives; (vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Cash Incentive previously granted by the Administrator; and (viii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.3. This Plan shall apply to grants of Cash Incentives made following the adoption of this Plan by the Board.

4.4. All decisions, determinations, and interpretations of the Administrator shall be final and binding on all Participants unless otherwise determined by the Administrator.

4.5. The Administrator shall have the sole authority to interpret the Plan and the Cash Incentive Agreements and any decisions, determinations, and interpretations shall be final and binding on all Participants, provided that such interpretation does not materially harm the rights of the Participant under the Plan or the applicable Cash Incentive Agreement.

5. Eligibility. Cash Incentives may be granted to Employees or Consultants, provided that if services have not commenced, the grant will be made subject to commencement of actual services;

6. Cash Incentives

6.1.	Grant. The Administrator may grant Cash Incentives from time to time at its sole discretion. The Cash Incentives granted pursuant to the Plan, shall be evidenced by a written Cash Incentive Agreement. Each Cash Incentive Agreement shall state, among other matters, the amount of the Cash Incentive granted, the Vesting Dates and such other terms and conditions as the Administrator in its discretion may prescribe, provided that they are consistent with this Plan.

6.2. Vesting.

6.2.1. The Cash Incentives shall vest in three equal installments, subject to the achievement of the Performance Conditions as detailed below, with a third of the Cash Incentives to be vested on each of the second, the third and the forth anniversaries of the Vesting Commencement Date. Despite any delay which may occur in the determination of the achievement of the Performance Conditions as detailed in Section 6.2.2, the Cash Incentives shall be deemed vested as of each of the second, the third and the fourth anniversaries of the Vesting Commencement Date. No Cash Incentive shall be payable after the Expiration Date.

6.2.2. Performance Conditions: The vesting detailed above in section 6.2.1 shall be subject to the achievement of at least 80% of the Performance Conditions for the previous calendar year (such that if vesting is scheduled to occur on 1 January 2017, the Performance Conditions will be examined for 2016), and in the case of the first installment, the vesting detailed above in section 6.2.1 shall be subject to the achievement of at least 80% of the Performance Conditions so that for the vesting scheduled to occur on 1 January 2016, the Performance Conditions will be examined for either 2014 or 2015, the best of these two years, as detailed below:

6.2.2.1. If the Performance Conditions are completely achieved, the complete amount of Cash Incentives set to vest shall become vested subject to Section 6.2.3 below.

6.2.2.2. If the Company achieved between 80-99% of the Performance Conditions for the applicable calendar year, the portion of the Cash Incentives which will vest will be equal to the percentage of achievement of the Performance Conditions.

6.2.2.3. If the Company did not achieve at least 80% of the Performance Conditions none of the Cash Incentives shall become vested on the date noted in Section 6.2.1 above.

6.2.2.4. Nevertheless, Cash Incentives which did not become vested because the Performance Conditions were not completely met (the “Delayed Cash Incentives”) shall be retained and may be earned and vested upon the next scheduled vesting date in accordance with Section 6.2.1 and the provisions of Sections 6.2.2.1-6.2.2.3 above, as further detailed below:

6.2.2.4.1. If the Performance Conditions are completely met for the following calendar year, the complete amount of Delayed Cash Incentives, together with the additional Cash Incentives originally scheduled to vest on such date, shall become vested subject to Section 6.2.3.

6.2.2.4.2. If the Performance Conditions are not completely met for the following calendar year, the calculation of the amount of Cash Incentives vested shall first take into account the Delayed Cash Incentives and only then will a portion of the Cash Incentives originally scheduled to vest on such date vest.

6.2.2.4.3. The Delayed Cash Incentives shall only be eligible to vest during the following calendar year, following which they will expire if the Performance Conditions were not sufficiently achieved.

6.2.3. Despite the vesting schedule determined, and in addition thereto the Cash Incentives shall only be payable following the occurrence of an IPO. Should an IPO not occur prior to the last possible vesting date of the entire Options, the Board shall determine the treatment of such Cash Incentives.

6.2.4. The vesting of the Cash Incentives shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates.

6.3. A Cash Incentive may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be payable as the Administrator may deem appropriate.

6.4. Payment of Cash Incentives

6.4.1. The Cash Incentive shall be payable to the Participant, at the Participant’s election which shall be submitted in writing to the Company, starting from the first date following which all three conditions detailed in section 6.2.1, 6.2.2 and 6.2.3 are met (subject to partial vesting due to partial achievement of Performance Conditions) and ending on the 1st of January of the following calendar year (the “Payment Period”). Payment shall be processed within 15 days of receipt of the written notice from the Participant. If written notice is not provided by the end of the Payment Period, the Company shall automatically pay the Participant the amount of Cash Incentive he/she is entitled to receive.

6.4.2. Payment of the Cash Incentives shall be net of any applicable Tax in full satisfaction and subject to compliance with Applicable Law.

6.4.3. The Participant shall sign any document required under any Applicable Law or by the Company for the purposes of issuance of grant and payment of the Cash Incentives.

7. Terms and Conditions of the Cash Incentives. Cash Incentives granted under the Plan shall be evidenced by the related Cash Incentive Agreement and shall be subject to the following terms and conditions and to such other terms and conditions included in the Cash Incentive Agreement not inconsistent therewith, as the Administrator shall determine:

7.1. Non Transferability of Cash Incentives. Unless otherwise determined by the Administrator, a Cash Incentive shall not be transferable by the Participant other than in accordance with section 8.2.1 below.

7.2. One Time Benefit. The Cash Incentives are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any Applicable Law. Should the Company or any Affiliate be required by Applicable Law to include the income and/or gain from the Cash Incentives in the Participant’s basis for social benefits, the Participant shall indemnify the Company or the Affiliate for any expense incurred by the Company or any Affiliate in respect to such determination.

7.3. Term. No full or partial payment in respect to a Cash Incentive shall be carried out prior to an IPO or following the Expiration Date of such Cash Incentive.

8. Termination of Employment or Engagement.

8.1. Unvested Cash Incentives. Unless otherwise determined by the Administrator herein or within the Cash Incentive Agreement, in the case of Termination, any Cash Incentive or portion thereof that was not vested as of the Termination Date shall immediately expire on the Termination Date.

8.2. Vested Cash Incentives

8.2.1. Termination other than for Cause. In the case of Termination as a result of the Participant’s death or Retirement or Termination other than for Cause (as detailed in section 8.2.2 below), then (subject to any limitations under Applicable Law) the Board and in specific the Compensation Committee of the Board, shall, upon its sole discretion, determine the exercisability and treatment of Cash Incentives held by such Participant.

8.2.2. Termination for Cause. If a Participant’s employment or engagement with the Company is terminated for Cause prior to an IPO, all Cash Incentives, whether vested or un-vested shall immediately expire upon the date on which notice of Termination was provided to the Participant. If a Participant’s employment or engagement with the Company is terminated for Cause after an IPO, all un-vested Cash Incentives shall immediately expire upon the date on which notice of Termination was provided to the Participant and all vested Cash Incentives shall be payable in accordance with Section 6.4 above, provided that upon the applicable Termination Date the requirements listed in Section 6 above were met, subject to partial achievement of Performance Conditions leading to partial vesting of the Cash Incentives.

8.3. No Participant shall be entitled to claim against the Company that he or she was prevented from continuing to vest Cash Incentives or receive payment for Cash Incentives as of the Termination Date. Such Participant shall not be entitled to any compensation in respect of the Cash Incentives which would have vested or would have become payable in his favor had such Participant’s employment or engagement with the Company not been terminated.

9. No Right to Employment, Service, Cash Incentives. The grant of a Cash Incentive, the vesting of any Cash Incentive, the limitation of payment only following an IPO shall impose no obligation on the Company or an Affiliate to continue the employment of any Employee or the engagement with any Consultant and shall not lessen or affect the Company’s or an Affiliate’s right to terminate the employment or service relationship of such Participant at any time and/or for any or no reason with or without Cause, even if such Termination is immediately prior to the vesting of any Cash Incentive or prior to the occurrence of an IPO. No Participant or other person shall have any claim to be granted any Cash Incentives or to the vesting of any Cash Incentives, whether expired immediately following grant or prior to vesting. There is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Cash Incentives and the terms and conditions of Cash Incentives and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Cash Incentives.

10. De-listing

10.1. Should the Company’s shares be registered and listed for trade on a Stock Exchange and thereafter de-listed such that no Company shares are tradable on a Stock Exchange: (i) the vested Cash Incentives which have complied with the payment conditions detailed in section 6 above shall become automatically payable to the Participants; (ii) the Board (or any other authorized party) shall determine the appropriate treatment of any vested Cash Incentives which have not complied with the payment conditions detailed in section 6 (whether fully or partially) and any un-vested Cash Incentives, in its sole and absolute discretion, subject to Applicable Law.

10.2. The Participants shall execute any documents required by the Company or any Successor Company or parent of affiliate thereof in order to affect any of the actions determined within the scope of this section 10. The failure to execute any such document may cause the expiration and cancellation of any Cash Incentive held by such Participant, as determined by the Board in its sole and absolute discretion.

11. Taxes and Withholding Tax

11.1. Any Tax imposed in respect of the Cash Incentives, including, but not limited to, in respect of the grant of Cash Incentives, and/or the payment of Cash Incentives, and/or the delay of payment of Cash Incentives, shall be borne solely by the Participants, and in the event of death by their heirs or transferees. The Company, the Affiliates, or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration. The applicable Tax shall be deducted from the cash payment payable in relation to the Cash Incentives. Without derogating from the aforementioned, the Company and any Affiliate shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, and to deduct any Taxes from payments otherwise due to the Participant from the Company or any Affiliate.

11.2. The Participants shall indemnify the Company and/or the applicable Affiliate, immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company and/or the Affiliate, or which the Company and/or the Affiliate are required to pay. The Company and/or the Affiliate may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations or from any other payments otherwise due to the Participant from the Company or any Affiliate.

12. Changes to the Plan. The Board shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board’s opinion such a change shall not materially derogate from the rights attached to the Cash Incentives already granted under this Plan, unless mutually agreed otherwise between the Participant and the Company. The Board shall be entitled to terminate this Plan at any time, provided that such termination shall not materially affect the rights of Participants, to whom Cash Incentives have already been granted.

13. Effective Date and Duration of the Plan

13.1. The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

13.2. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Cash Incentives granted under the Plan prior to the date of such termination.

14. Successors and Assigns. The Plan and any Cash Incentive granted thereafter shall be binding on all successors and assignees of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15. Miscellaneous

15.1. Notices. Notices and requests regarding this Plan shall be sent in writing by registered mail or by courier to the addresses of the Company and the Participant as follows: if to the Company: at its principal offices; if to the Participant - to the Participant’s address, as registered in the Company’s registries or in the Cash Incentive Agreement. Such notices shall be deemed received at the addressee as follows: if sent by registered mail - within three (3) business days following their deposit for mailing at a post office located in the country of addressee, or seven (7) business days following their deposit for mailing at a post office located outside the country of addressee, and if hand-delivered - on the day of delivery (or refusal to receive).

15.2. This Plan (together with the applicable Cash Incentive Agreement(s) entered into with any Participant) constitutes the entire agreement and understanding between the Company and such Participant in connection with the grant of Cash Incentives to the Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein or in a Cash Incentive Agreement, shall have no force and effect.

16. Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Plan.

* * * * *